Exhibit 3.1

FIRST AMENDMENT TO

FOURTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

EQM MIDSTREAM PARTNERS, LP

This First Amendment (this “Amendment”) to Fourth Amended and Restated Agreement of Limited Partnership of EQM Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), dated as of April 10, 2019 (the “Partnership Agreement”), is hereby adopted effective as October 9, 2019, by EQGP Services, LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership.

RECITALS

WHEREAS, Section 13.1(a) of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partners, subject to Section 5.11(b)(ii)(B), may amend any provision of the Partnership Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect a change in the location of the principal office of the Partnership; and

WHEREAS, the General Partner determined that the changes to the Partnership Agreement to be effected by this Amendment are necessary and appropriate to effect a change in the location of the principal office of the Partnership from 625 Liberty Avenue, Suite 2000, Pittsburgh, Pennsylvania 15222 to 2200 Energy Drive, Canonsburg, Pennsylvania 15317.

NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement, pursuant to its authority under Section 13.1(a) of the Partnership Agreement, as follows:

1.	INTERPRETATION

This Amendment is made and delivered pursuant to the Partnership Agreement. Except as otherwise provided herein, capitalized terms used but not defined in this Amendment have the meanings ascribed to them in the Partnership Agreement.

2.	AMENDMENTS TO PARTNERSHIP AGREEMENT

2.1               Section 2.3 of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices.  Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Corporation Trust Company.  The principal office of the Partnership shall be located at 2200 Energy Drive, Canonsburg, Pennsylvania 15317, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.  The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate.  The address of the General Partner shall be 2200 Energy Drive, Canonsburg, Pennsylvania 15317, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.”

2.2               The first paragraph of Exhibit A to the Partnership Agreement is hereby amended by deleting the reference to “625 Liberty Avenue, Suite 2000, Pittsburgh, Pennsylvania 15222” and replacing it with “2200 Energy Drive, Canonsburg, Pennsylvania 15317”.

3.	GENERAL

3.1               Full Force and Effect. Except to the extent specifically amended herein or supplemented hereby, the Partnership Agreement remains unchanged and in full force and effect.

3.2               Governing Law. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

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IN WITNESS WHEREOF, the General Partner has caused this Amendment to be duly executed as of the date first written above.

GENERAL PARTNER:

EQGP Services, LLC

By:	/s/ Kirk R. Oliver
Name: Kirk R. Oliver
Title: Senior Vice President and Chief Financial Officer

Signature Page to

First Amendment to

Fourth Amended and Restated Agreement of Limited Partnership

of EQM Midstream Partners, LP